Encana & Newfield to Create N. America’s Premier Resource Co. Combination of Encana and Newfield Creates unique North American Company Delivers a PREMIER multi-basin portfolio of scale and sustainability Generates free cash flow TODAY at current prices Creates $250 million in SYNERGIES translating into lower costs and HIGHER RETURNS Returns cash to stockholders IMMEDIATELY through a dividend and share repurchase program Exhibit 99.1

Newfield’s Year-End Operations Update NFX Year-end Update 4Q18 net domestic production expected to be at high-end of previous guidance (185-200 MBOEPD) Anadarko Basin liquids production for 4Q18 expected to be above the high-end of guidance (80-86 MBBL/D) Crude oil production from Anadarko Basin expected to be above mid-point of guidance (42-44 MBO/D) and in excess of beginning of year guidance (42 MBO/D) Anadarko Basin outperformance a result of better-than-expected infill well performance from most recent infill tests YE2018 proved reserves increased by over 100 MMBOE (or ~15%) year-over-year to more than 780 MMBOE (~99% domestic)1 driven by Anadarko Basin performance (now ~70% of total proved reserves) Estimated to have replaced approximately 240% of full-year 2018 production volumes Anticipated proved reserve life index will be approximately 11 years Full-year 2018 capital investment in-line with prior guidance ($1.4 billion) 1Crude oil and natural gas prices used to calculate reserves were $65.57 per barrel and $3.10 per MMBtu, respectively. Reserve figures shown are preliminary and are pending final declaration of reasonableness by our external auditors. 2

2H 2018 STACK infills1 continue to perform as expected STACK continued success NOTE: All well production data is normalized to 10,000' GPI. 1Infill wells include wells from the following pad developments: Hauser, Indominus Rex, Lucky Dog, Okarche, Raptorex and Wait spacing units which were developed on 6-8 well density per DSU. Average Cumulative Oil Production (MBO) Average Cumulative Total Production (MBOE)

Uinta well results highlight potential of play Uinta basin update * Normalized to 10,000' lateral. Actual lateral 4,000'. Source: IHS, Company Data *